Exhibit (a)(1)(H)

FORM OF CONFIRMATION LETTER TO ELIGIBLE HOLDERS

PARTICIPATING IN THE EXCHANGE OFFER

Date:

To:

From:	Enphase Energy, Inc.

Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form. We confirm with this letter that we have accepted your Election Form. Subject to the other terms and conditions of the Exchange Offer, your Eligible Options will be cancelled and New RSUs will be granted to you. Shortly, we will be sending you a grant notice and award agreement for your New RSUs that contain the terms of the New RSUs (the “New RSU Agreement”) as described in the Offer to Exchange Eligible Options for Restricted Stock Units dated April 3, 2017 (the “Offering Memorandum”). The New RSU Agreement will be delivered electronically.

In the meanwhile, if you have any questions, please send an email to optionexchange@enphaseenergy.com or call Bridget Pedersen at (707) 763-4784 ext. 7458.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

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